Exhibit 10.6

Power Account Transfer Agreement

Party A (Transferor):   Shanghai YuanHao Co.

Party B Transferee):   DSH

Given that the power facilities located at No. 1-8, Lane 18, Sanzhuang Road. Songjiang Export Processing Zone, Shanghai, are the assets of the Transferee. At present. the name of the power account is registered under the name of the Transferor (power account number 0062991 052), and the actual power rights ho l der i s the same. On the basis of the principle of voluntariness, equality, mutual benefit, honesty and credibility, the two parties have entered into the following provisions on matters relating to the transfer names of power account through full and friendly consensus, in order to jointly abide by:

I. Both Parties confirm and promise to transfer the electricity power of household's 5000KVA from the Transferor to Transferee. The relevant power transfer procedures shall be carried out within 10 working days of executing this Agreement. At that time. both Parties shall bring relevant valid legal documents and materials to complete the transfer of power account matter;

2.

Both Parties confirm that the original capacity increase  i s RMB 1006 per KVA, a total of RMB 5,331,800 (including invoice tax); the related tax can be refunded only after the completion of transfer, and the Transferee agrees to pay Transferor a portion of the reduced cost (i.e.: tax refund). However. after the cumulative total amount reaches RMB 5,331,800, the Transferee does not have to pay any more fees to the Transferor. (According to the current electricity fee situation, it is estimated that the above-mentioned fee payment will be completed after 29 month s). Both parties agree that if the national taxes rebate policy changes, the abovementioned refund will be suspended correspondingly.

3.Both Parties agree that any transfer fee arising from said transfer shall be borne by the Transferor, and the Transferor agrees that when the Transferee does not need to u se the additional power, it may transfer back to the name of the Transferor who shall not reject. Both Parties further agree that if the Transferee no longer need to u se said power facility, the power facility shall be transferred back to be under the Transferor's account name. If such a transfer also generates a refund to Transferor. The same amount of tax refund shall be transferred to the Transferee.

4.After the completion of said transfer of the power account nan1e, the monthly electricity bill will be paid directly by the Transferee.

5.	This Agreement shall be made in duplicate and shall take effect from the date of signature and stamped by both Parties.

Exhibit 10.6

6.Any disputes arising out of this Agreement shall be settled through amicable negotiation and shall be brought to the Court of competent jurisdiction where the plaintiff resides in the event that said negotiation fails.

Transferor: Shanghai YuanHao Co.	Transferee: DSH
/s/ Xue-Jun, Oiu	/s/ Justin Kong
Duly Representative	Duly Representative
Date:	Date: